NEWS RELEASE
FOR IMMEDIATE RELEASE

Media Contact: Andrew Samuel

717.724.2800

TOWER BANCORP, INC. CHAIRMAN TO RETIRE

July 2, 2009 HARRISBURG, PA- Andrew Samuel, president and CEO of Tower Bancorp, Inc. (NASDAQ: TOBC) announced today that Kermit Hicks, chairman of the Board of Directors of Tower Bancorp, Inc. has decided to retire as a director of the Company and its' wholly-owned subsidiary, Graystone Tower Bank, effective August 31, 2009, after more than 40 years of service to the organization.

"I would like to thank Kermit for his years of service and dedication to the Bank and the Board of Directors," said Samuel. "We are grateful for the contributions that Kermit has made to the Tower Bancorp, Inc. Board and the expert advice he has provided. He was instrumental in the success of the recent partnership between The First National Bank of Greencastle and Graystone Bank and leaves a great legacy with the Company."

"After over 40 years of service on the Board of Directors I am confident and comfortable about my decision to retire; I feel that it is the right time," said Hicks. "Although I will miss working closely with the Board and our employees, I feel that the Bank is in very capable hands and I am looking forward to focusing on some other interests."

"I am honored to have had the privilege of working with Kermit over the years in growing and shaping our Bank," said Jeff Shank, president and CEO of Tower Bank, a division of Graystone Tower Bank. "I have always been appreciative of his wise counsel and vision. He will be greatly missed by the Board and employees of the Bank, and we wish him well."

About Tower Bancorp, Inc.

Established to provide the communities it serves with local banking decision-making, Tower Bancorp, Inc. is the parent company of Graystone Tower Bank, a full-service community bank operating 25 branch offices in central Pennsylvania and Maryland through two divisions including 9 Graystone Bank division offices serving six counties and 16 Tower Bank division offices serving three counties. With total assets of approximately $1.2 billion, the company's unparalleled competitive advantage is its 300 employees and a strong corporate culture paired with a clear vision that has provided customers with uncompromising services and individualized solutions to every financial need. More information about Tower and its divisions can be found on the internet at www.yourtowerbank.com, www.graystonebank.com and www.towerbancorp.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company's business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.'s filings with the Securities and Exchange Commission (SEC).

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